Filed Pursuant to Rule 433
Registration Statement No. 333-164220
Pricing Term Sheet

BERKSHIRE HATHAWAY FINANCE CORPORATION

Pricing Term Sheet

$750,000,000 5.750% Senior Notes due 2040

$250,000,000 Floating Rate Senior Notes due 2012

Issuer:	Berkshire Hathaway Finance Corporation
Guarantor:	Berkshire Hathaway Inc.

Fixed Rate Notes

Principal Amount:	$750,000,000
Maturity Date:	January 15, 2040
Issue Price (Price to Public):	98.802%
Gross Spread:	87.5 bps
Proceeds to Issuer:	$734,452,500
Interest Rate:	5.750% per annum
Benchmark Treasury:	4.500% due August 15, 2039
Benchmark Treasury Yield:	4.685%
Spread to Benchmark Treasury:	115 bps
Yield to Maturity:	5.835%
Interest Payment Dates:	Each January 15 and July 15, commencing July 15, 2010

Make-Whole call:	At any time at Treasury plus 20 bps
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	084664BL4
ISIN:	US084664BL47

Floating Rate Notes

Principal Amount:	$250,000,000
Maturity Date:	January 13, 2012
Issue Price (Price to the Public):	100%
Gross Spread:	15 bps
Proceeds to Issuer:	$249,625,000
Interest Rate Index:	Three-Month LIBOR (Reuters Page LIBOR01)
Spread to Index:	12.5 bps
Day Count Convention:	Actual/360
Interest Payment and Reset Dates:	Each January 13, April 13, July 13 and October 13, commencing April 13, 2010

Interest Determination Dates:	Quarterly, on second London business day prior to applicable Interest Payment Date, except that initial Interest Determination Date will be January 11, 2010

Optional Redemption:	None
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	084664BM2
ISIN:	US084664BM20

Other Information
Trade Date:	January 6, 2010
Settlement Date:	January 13, 2010 (T+5)
Sole Bookrunner:	J.P. Morgan Securities Inc.
Joint Lead Manager:	Wells Fargo Securities, LLC
Ratings (Moody’s/S&P/Fitch):	Aa2/AAA/AA+ (stable / negative watch / negative watch)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan at (212) 834-4533 or Wells Fargo at (800)-326-5897.